Exhibit 99.1

For Immediate Release
For Further Information Contact:
Andrew Fisher at (301) 608-9292
Email: Afisher@unither.com

UNITED THERAPEUTICS REPORTS
SECOND QUARTER 2006 FINANCIAL RESULTS

Silver Spring, MD, August 1, 2006:  United Therapeutics Corporation (NASDAQ:  UTHR) today announced financial results for the quarter ended June 30, 2006.

“We are pleased to report that United Therapeutics’ revenues for the quarter ended June 30, 2006 totaled $40.2 million.  This represents a 34% increase over the same quarter in 2005.  Net income for the quarter was $7.7 million, or $0.33 per basic share.   Excluding employee stock option expense of $3.5 million resulting from the adoption of SFAS 123(R) and income tax expense of $6.2 million, our net income would have been $17.3 million or $0.73 per basic share,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer.  “In addition, our financial position at June 30, 2006 was strong, with $226.3 million of cash and investments and no debt.”

Financial Results

Revenues grew to $40.2 million in the second quarter of 2006, as compared to $30.1 million in the second quarter of 2005.  Gross margins from sales were $36.0 million in the second quarter of 2006, as compared to $26.9 million in the second quarter of 2005.  The increases in revenues and gross margins resulted primarily from growth in sales of Remodulin.   Net income was $7.7 million or $0.33 per basic share in the second quarter of 2006, as compared to net income of $12.2 million or $0.54 per basic share in the second quarter of 2005.

During the second quarter of 2006, there were new expenses that were not incurred in the second quarter of 2005.   Effective January 1, 2006, SFAS 123(R) was adopted.  This resulted in the recognition of $3.5 million of non-cash employee stock option expense in the second quarter of 2006, as compared to none in the second quarter of 2005.  Additionally, income tax expense of $6.2 million was recorded in the second quarter of 2006, as compared to none in the second quarter of 2005.  However, we do not anticipate paying significant amounts of federal or state income taxes for 2006 due to the availability of $83.5 million of net operating loss carryforwards that can be used to offset future taxable income and $31.0 million of research tax credits that can be used to pay taxes that may come due in the future.  Finally, during the first six months of 2006, there was a non-cash and non-recurring charge of $2.0 million related to the write down of the HeartBar® tradename.  If these new expenses and this non-recurring charge had not been incurred in the first half of 2006, pro forma net income would have been as follows for the three and six-month periods ended June 30, 2006 and 2005:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(In thousands, except per share data)

Net income, as reported	$7,673	$12,181	$9,980	$19,843
Add back:
Write down of HeartBar tradename.	—	—	2,024	—
Employee stock option expense under SFAS 123(R)	3,504	—	7,297	—
Income tax expense	6,161	—	8,039	—
Pro forma net income	$17,338	$12,181	$27,340	$19,843

Earnings per share, as reported:
Basic	$0.33	$0.54	$0.42	$0.88
Diluted	$0.30	$0.49	$0.39	$0.80

Pro forma earnings per share(1):
Basic	$0.73	$0.54	$1.16	$0.88
Diluted	$0.68	$0.49	$1.07	$0.80

(1) Calculated by dividing pro forma net income from above by weighted average shares outstanding, as reported below.

Research and development expenses were $12.6 million in the second quarter of 2006, as compared to $8.7 million in the second quarter of 2005.  The increase was due primarily to increased expenses for treprostinil-related programs of approximately $2.0 million, implementation of SFAS No. 123(R) effective January 1, 2006 which resulted in employee stock option expense totaling approximately $1.4 million and increased expenses of approximately $594,000 related to stock option expense for option grants to scientific advisory board members during 2006.  Selling, general and administrative expenses were $11.9 million in the second quarter of 2006, as compared to $7.0 million in the second quarter of 2005.  The increase in selling, general and administrative expenses was due primarily to approximately $2.0 million of stock option expense related to our adoption of SFAS No. 123(R), effective January 1, 2006, and increased expenses of approximately $1.1 million of salaries and related expenses and approximately $888,000 in professional fees.

Interest income was $2.5 million in the second quarter of 2006, as compared to $1.2 million in the second quarter of 2005.  The increase was due to increases in market interest rates and additional cash available for investment during the second quarter of 2006, as compared to the second quarter of 2005.

Income tax expense totaling $6.2 million was reported in the second quarter of 2006, as compared to none in the second quarter of 2005.  However, we do not anticipate paying significant federal or state income taxes related to 2006 due to the availability of $83.5 million of net operating loss carryforwards and $31.0 million of research tax credits as discussed above.

Management Update

United Therapeutics also announced today that Mr. Fred Hadeed, Executive Vice President for Business Development and Chief Financial Officer, will change his duties effective August 10, 2006 to cease to serve as Chief Financial Officer while continuing to serve the Company as Executive Vice President for Business Development.  Mr. John Ferrari, age 51, who joined United Therapeutics in May 2001 and has been Vice President for Finance since December 31, 2002 and Treasurer since June 2004, will be promoted to Chief Financial Officer effective August 10, 2006.

“As we continue growing and maturing, these changes enable Fred to dedicate his efforts to our ever growing business development and drug production needs, especially as we near late stage development of three key products,” said Martine Rothblatt.  “John has served us very well and we are glad to see John ascend in his role as head of Finance.”

Conference Call

United Therapeutics will host a half-hour teleconference on Tuesday, August 1, 2006, at 9:00 a.m. Eastern Time.  The teleconference is accessible by dialing 1-800-603-1777, with international dialers calling 1-706-679-8129.  A rebroadcast of the teleconference will be available for one week following the teleconference by dialing 1-800-642-1687, with international callers dialing 1-706-645-9291, and using access code 3004979.

United Therapeutics is a biotechnology company focused on the development and commercialization of unique products for patients with chronic and life-threatening cardiovascular, cancer and infectious diseases.

In addition to historical information, this press release contains forward-looking statements about expectations and intentions regarding the payment of federal and state income taxes for 2006, the generation of taxable income, the availability and utilization of net operating loss carryforwards to reduce taxable income, the availability and utilization of research tax credits to pay income taxes and the future activities and roles of Mr. Hadeed and Mr. Ferrari that are based on United Therapeutics’ current beliefs and expectations as to future outcomes.  These expectations are subject to risks and uncertainties such as those described in United Therapeutics’ periodic reports filed with the Securities and Exchange Commission which may cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ periodic reports and documents filed with the Securities and Exchange Commission, including the company’s most recent Form 10-K and Form 10-Q.  United Therapeutics is providing this information as of August 1, 2006 and undertakes no obligation to publicly update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Net product sales	$38,750	$28,713	$70,370	$50,580
Service sales	1,495	1,279	3,039	2,487
License fees	—	65	—	197
Total revenues	40,245	30,057	73,409	53,264

Operating expenses:
Research and development, including stock option expense totaling $2.2 million and $150,000 for the three-month periods in 2006 and 2005, and $4.5 million and $332,000 for the six-month periods in 2006 and 2005	12,614	8,694	27,314	17,166
Selling, general and administrative, including stock option expense totaling $2.0 million and none for the three-month periods in 2006 and 2005, and $4.2 million and none for the six-month periods in 2006 and 2005	11,871	7,025	21,950	12,365
Write down of HeartBar tradename	—	—	2,024	—
Cost of product sales	3,745	2,653	7,091	4,673
Cost of service sales, including stock option expense totaling $29,000 and none for the three-month periods in 2006 and 2005, and $57,000 and none for the six-month periods in 2006 and 2005	499	522	1,030	1,057
Total operating expenses	28,729	18,894	59,409	35,261

Income from operations	11,516	11,163	14,000	18,003

Other income (expense):
Interest income	2,485	1,201	4,383	2,182
Interest expense	(1)	(1)	(1)	(1)
Equity loss in affiliate	(171)	(195)	(378)	(375)
Other, net	5	13	15	34
Total other income, net	2,318	1,018	4,019	1,840

Income before income tax	13,834	12,181	18,019	19,843

Income tax expense	(6,161)	—	(8,039)	—

Net income	$7,673	$12,181	$9,980	$19,843

Net income per common share:
Basic	$0.33	$0.54	$0.42	$0.88
Diluted	$0.30	$0.49	$0.39	$0.80

Weighted average number of common shares outstanding:
Basic	23,591	22,694	23,483	22,593
Diluted	25,344	24,997	25,577	24,849

CONSOLIDATED BALANCE SHEET DATA

As of June 30, 2006

(In thousands)

Cash, cash equivalents and marketable investments (including restricted amounts of $38,326)	$226,324
Total assets	$325,433
Total liabilities	$25,914
Total stockholders’ equity	$299,519